SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )


Filed by the registrant [X]
Filed by party other than the registrant  [_]

Check the appropriate box:
[ ]   Preliminary proxy statement
[ ]   Definitive proxy statement
[X]   Definitive additional materials
[ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          EUROPA CRUISES CORPORATION .
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

NEWS ANNOUNCEMENT
FOR IMMEDIATE RELEASE

         EUROPA CRUISES CORPORATION REPORTS OPERATING RESULTS FOR 1996

Madeira  Beach,  Florida (March 25, 1997) Europa  Cruises  Corporation  (NASDAQ:
KRUZ) today reported its operating results for the year ended December 31, 1996. The Company ended the year at nearly break even with a net loss before preferred dividends of ($16,523) as compared to a net loss before preferred dividends of ($1,572,104) for the year ended 1995. The net operating income before interest, depreciation, amortization, non-cash ESOP charge and preferred dividends increased from $607,139 in 1995 to $2,643,967 in 1996, an increase of $2,036,828, or 435%. The Company attributes this positive transition to cost cutting measures implemented by management in late 1995 and early 1996. Total costs and expenses decreased from $21,031,030 in 1995 to $19,269,301 in 1996, a decrease of $1,761,729 or 8.37%. Total operating revenues for 1996 were $19,252,778, a slight increase from total operating revenues of $19,243,830 in 1995.

Lester Bullock, President of the Company, said, "This has been a true turnaround year for the Company. As the numbers so well demonstrate, the Company has successfully attacked costs on every level. The company's focus in 1997 will be to increase revenues through increased passenger counts. In this regard, the Company has already embarked on a marketing strategy aimed at utilizing shared marketing programs with other companies and organizations engaged in the tourist and recreation industries in Florida. All indications are the first quarter will be one of the best in the Company's history".

Europa Cruises Corporation also announced that it has entered into an agreement with EnRoute Holidays Limited III. EnRoute Holidays Limited III is a successful Canadian based tour operation that has recently purchased a European Division. Europa expects approximately 20,000 additional passengers per year will sail on its ships as a result of this agreement.

Europa Cruises Corporation is one of the largest off-shore gaming operators in the United States. It employs approximately 450 employees and owns and operates gaming ships out of ports located in Miami Beach, Ft. Myers Beach, and Madeira Beach, Florida. The Company's cruises offer blackjack, poker, slot machines, craps, sports betting, dining, dancing and entertainment.


Contact:    Lester Bullock, President
            of Europa Cruises Corporation
            (813) 393-2885 ext 326

Or:         Alan R. Woinski
            of Gaming Venture Corp. of U.S.A.
            (201) 947-4642

-------------------------------------------------------------------------------
                                                     Europa Cruises Corporation
                                                               and Subsidiaries

                                          Consolidated Statements of Operations


Year ended December 31,                                    1996          1995
-------------------------------------------------------------------------------


Revenues
  Gaming revenue                                    $13,258,289    $ 11,577,974
  Passenger fares                                      3,888,395      4,635,650
  Food and beverage                                   1,499,071       1,352,986
  Charter fees                                          383,905       1,015,174
  Other                                                 223,118         662,046
-------------------------------------------------------------------------------


                                                     19,252,778      19,243,830
-------------------------------------------------------------------------------


Costs and Expenses
  Vessel operating                                   12,802,466      13,852,562
  Administrative and general                          2,150,942       2,632,150
  Advertising and promotion                           1,586,931       1,859,306
  Depreciation and amortization                       1,544,359       1,345,437
  Interest, net                                         908,006         851,383
  Other operating                                       276,597         490,192
-------------------------------------------------------------------------------


                                                     19,269,301      21,031,030
------------------------------------------------------------------------------

------------------------------------------------------------------------------

  Loss  before cumulative effect of change
     in accounting for drydock costs                    (16,523)    (1,787,200)
------------------------------------------------------------------------------

  Cumulative effect of change in accounting for
    drydock costs                                           --         215,096
------------------------------------------------------------------------------


Net Loss                                                (16,523)    (1,572,104)

Preferred Stock Dividends                              (231,758)      (283,124)
------------------------------------------------------------------------------


Net Loss Applicable To Common Stock                   $(248,281)   $(1,855,228)
==============================================================================

ANNOUNCEMENT
FOR IMMEDIATE RELEASE

               EUROPA CRUISES CORPORATION EXPECTS TO REPORT ONE
               OF THE BEST OPERATING RESULTS FOR FIRST QUARTER.

Madeira Beach, Florida (March 27, 1997) - Europa Cruises Corporation (NASDAQ:KRUZ) expects to report one of the its best first quarters ever. For the three months ending March 31, 1997, the net income after preferred dividends is expected to be approximately $600,000 as compared to a net loss after preferred dividends of ($201,341) during the same quarter of 1996, an increase of 400%. Total revenue is expected to exceed $5,800,000 for the period ending March 31,1997, as compared to $4,468,368 during the same period in 1996. The expected net income of $600,000 would have been $700,000, if not for the unexpected and unfortunate costs incurred to date with respect to a proxy contest. The Company expects to report actual earnings on or about April 7, 1997.

 Lester E. Bullock, President of Europa Cruises Corporation, commenting on the expected results for the first quarter stated, "The cruise division is continuing to improve and move forward based on the operating plan set by current management. The first quarter 1997 result is the report card for the cost cutting measures implemented in late 1995 and 1996, and demonstrates the ability of the Company to achieve success in a highly competitive market."

Europa Cruises Corporation is one of the largest off-shore gaming operators in the United States. It employs approximately 420 employees and owns and operates gaming ships out of ports located in Miami Beach, Ft. Myers Beach, and Madeira Beach, Florida. The company's cruises offer blackjack, poker, slot machines, craps, sports betting, dining, dancing, and entertainment.

The results expected this quarter are not necessarily an indication of future prospects for the Company and are subject to economic factors, inclement weather, and other unforeseen factors.


Contact:    Lester Bullock, President
            of Europa Cruises Corporation
            (813) 393-2885 ext. 326
Or
            Alan R. Woinski
            of Gaming Venture Corp., U.S.A.
            (201) 947-4642

NEWS ANNOUNCEMENT
FOR IMMEDIATE RELEASE

                          EUROPA CRUISES CORPORATION
                    MOVES FORWARD WITH HILTON NEGOTIATIONS

Madeira Beach,  Florida (March 31, 1997) - Europa Cruises  Corporation  (NASDAQ:
KRUZ) announced today that negotiations are continuing with Hilton Gaming Corporation with respect to the development of a destination casino resort on the Company's 404 acre site located in Diamondhead, Mississippi, on Bay St. Louis, in Hancock County. Deborah Vitale, the Chairman of the Board, and Hilton are expected to meet today.

The Company also announced that it has hired Mr. Werlin Ladner, a former Hancock County Planning Commissioner, to serve as Director of Governmental Relations for Casino World, Inc., a wholly owned subsidiary of Europa. Mr. Ladner, who has worked as a consultant for Casino World, Inc., for over two years, has been instrumental in assisting the Company during the permit process. The Diamondhead project continues to enjoy the support of the Hancock County Board of Supervisors. All remaining permit-related matters are being handled by the Company's Mississippi attorneys, Mississippi engineers and Mississippi environmental consultant.

Lester Bullock, President of Europa, stated: "The Mississippi project continues to move forward both on the permit side and on the negotiating side. I am pleased to have Mr. Ladner join the Company on a full time basis to provide the governmental liaison required for our Diamondhead project."

Europa Cruises Corporation is one of the largest off-shore gaming operators in the United States. It currently employs approximately 420 employees and owns and operates gaming ships out of ports located in Miami Beach, Ft. Myers Beach, and Madeira Beach, Florida. In addition to blackjack, poker, slot machines, craps, and sports betting, the cruises offer fine dining, dancing and entertainment.

The development of the Diamondhead, Mississippi project is subject to risks and uncertainties, including political, legal, environmental and financial risks, including but not limited to, those arising from permitting, government agencies and the activities of environmental and other groups.

Contact:    Lester Bullock, President
            of Europa Cruises Corporation
            (813) 393-2885 ext. 326

Or          Alan R. Woinski
            of Gaming Venture Corp. U.S.A.
            (201) 947-4642